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                                                                     Exhibit 1.2

                                    GUARANTEE

                             dated 21 December 2005

                                   created by

                         ORASCOM TELECOM HOLDINGS S.A.E.

                                as the Guarantor

                                  in favour of

            HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED



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                                    CONTENTS

1.      Definitions and interpretation......................................1

2.      Guarantee and indemnity.............................................2

3.      Interest............................................................4

4.      Tax gross up and indemnities........................................4

5.      Indemnities separate................................................5

6.      Undertaking.........................................................6

7.      Costs and expenses..................................................6

8.      Governing law and enforcement.......................................6

9.      Rights, amendments, waivers and determinations......................7

10.     Partial invalidity..................................................7

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THIS DEED is dated 21 December 2005 and made by ORASCOM TELECOM HOLDING S.A.E., a company established in accordance with the laws of the Arab Republic of Egypt whose principal place of business is at 2005A Nile City Towers, Cornish El Nile, Ramlet Beaulac, Cairo, Egypt (the "Guarantor") for the benefit of HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED, a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "HTIHL").

BACKGROUND

(A) The Guarantor is entering into this Deed in connection with the Promissory Note and/or the Security Document.

(B) The Board of Directors of the Guarantor is satisfied that entering into this Deed is for the purposes and to the benefit of the Guarantor and its business.

(C)     The Guarantor intends this document to take effect as a deed.

WHEREAS:

1.      DEFINITIONS AND INTERPRETATION

1.1     DEFINITIONS

        In this Deed:

        "Borrower" means Orascom Telecom Eurasia Limited, a company incorporated under the laws of the British Virgin Islands.

        "Business Day" means a day (other than a Saturday or Sunday or public holiday) when commercial banks are open for business in Cairo, Hong Kong, London and New York.

        "Group" means the Guarantor and its subsidiary companies for the time being.

        "HTIL" means Hutchison Telecommunications International Limited, a company incorporated under the laws of the Cayman Islands, and whose shares are listed on the Stock Exchange of Hong Kong Ltd. (Stock Code:
        2332), and whose American depositary shares are listed on the New York Stock Exchange, Inc. (Ticker: HTX).

        "Promissory Note" means the promissory note of even date herewith issued by the Borrower to HTIHL as part of the consideration for the purchase of the Sale Shares.

        "Sale Shares" means the 917,759,172 issued shares of HK$0.25 each in the share capital of HTIL purchased by the Borrower from HTIHL pursuant to a share purchase agreement of even date herewith.

        "Security Document" means the legal mortgage of the Sale Shares by the Borrower of even date herewith in favour of HTIHL.

        "SPA" means the share purchase agreement of even date herewith between HTIHL, the Guarantor, the Borrower and HWL relating to the purchase of the Sale Shares by the Borrower.

        "Tax" has the meaning given to it in the Security Document.

        "US$ LIBOR" means the London rate of Hongkong and Shanghai Banking Corporation as applied to a United States Dollar deposit.

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1.2     INCORPORATION OF DEFINED TERMS

        Unless a contrary indication appears, a term defined in the Promissory Note has the same meaning in this Deed.

1.3     CLAUSES

        In this Deed any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Deed.

1.4     THIRD PARTY RIGHTS

        No person other than HTIHL (for whose benefit the provisions in this Deed have been made) has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

2       GUARANTEE AND INDEMNITY

2.1     GUARANTEE AND INDEMNITY

        Subject to Clause 2.5, the Guarantor irrevocably and unconditionally:

        (a) guarantees to HTIHL punctual performance by the Borrower of all the Borrower's financial and payment obligations under the Promissory Note;

        (b) undertakes with HTIHL that whenever the Borrower does not pay any amount when due under or in connection with the Promissory Note, the Guarantor shall immediately on demand pay that amount (without set-off or counterclaim) as if it was the principal obligor; and

        (c) indemnifies HTIHL immediately on demand against any cost, loss or liability suffered by it if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which HTIHL would otherwise have been entitled to recover.

2.2     CONTINUING GUARANTEE

        This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower and/or the Guarantor under the Promissory Note regardless of any intermediate payment or discharge in whole or in part and shall remain in force until all amounts payable under the Promissory Note have been satisfied.

2.3     REINSTATEMENT

        If any payment by the Borrower and/or the Guarantor or any discharge given by HTIHL (whether in respect of the obligations of the Borrower and/or the Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

        (a) the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

        (b) HTIHL shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

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2.4     WAIVER OF DEFENCES

        The obligations of the Guarantor under this Clause 2 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 2 (without limitation and whether or not known to it or HTIHL) including:

        (a) any time, waiver or consent granted to, or composition with, the Borrower, the Guarantor or any other person;

        (b) the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

        (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, the Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

        (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, the Guarantor or any other person;

        (e) any amendment, novation, supplement, restatement (however fundamental) or replacement of the Promissory Note or the Security Document or any other document or security, including any increase in, extension of or change;

        (f) any unenforceability, illegality or invalidity of any obligation of any person under the Promissory Note or the Security Document or any other document or security; or

        (g)     any insolvency or similar proceedings.

2.5     FIRST RECOURSE

        Before making any claim against the Guarantor under this Clause 2, HTIHL (or any trustee or agent on its behalf) must claim payment from the Borrower for any amounts payable under the Promissory Note and, in the event any security rights have become enforceable by HTIHL against the Borrower under the Security Document, enforce such security rights. Accordingly, it is the intent of the Guarantor and of HTIHL that the maximum amount that may be claimed under the guarantee and indemnity in this Clause 2 should be the difference between the total amount due under the Promissory Note and the net amount realised following the enforcement of such security rights including the sale of the Charged Assets under the Security Document.

2.6     DEFERRAL OF GUARANTOR'S RIGHTS

        Until all amounts which may be or become payable by the Borrower or the Guarantor under or in connection with the Promissory Note have been irrevocably paid in full and unless HTIHL otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Promissory Note:

        (a)     to be indemnified by the Borrower;

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        (b)     to claim any contribution from any other guarantor of the
                Borrower's obligations under this Deed, the Promissory Note and/or the Security Document; and/or

        (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of HTIHL under this Deed, the Promissory Note and/or the Security Document or of any other guarantee or security taken pursuant to, or in connection with, this Deed, the Promissory Note and/or the Security Document by HTIHL.

2.7     ADDITIONAL SECURITY

        This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by HTIHL.

3       INTEREST

        DEFAULT INTEREST

        If the Guarantor fails to pay any amount payable by it under this Deed on its due date, interest shall accrue from day to day on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of 3.25 per cent per annum above US$ LIBOR from time to time, accrued and compound daily. Any interest accruing under this Clause 3 shall be immediately payable by the Guarantor on demand by HTIHL.

4       TAX GROSS UP AND INDEMNITIES

4.1     DEFINITIONS

(a)     In this Deed:

        "Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

        "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under the Promissory Note or the Security Document.

        "Tax Payment" means either the increase in a payment made by the Guarantor to HTIHL under Clause 4.2 (Tax gross-up) or a payment under Clause 4.3 (Tax indemnity).

(b) Unless a contrary indication appears, in this Clause 4 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

4.2     TAX GROSS-UP

(a) The Guarantor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b) The Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify HTIHL accordingly. Similarly, HTIHL shall notify the Guarantor on becoming so aware in respect of a payment payable to it.

(c) If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)     If the Guarantor is required to make a Tax Deduction, it shall make that
        Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to HTIHL evidence reasonably satisfactory to HTIHL that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

4.3     TAX INDEMNITY

(a) To the extent not paid by the Borrower, the Guarantor shall (within three Business Days of demand by HTIHL) pay to HTIHL an amount equal to the loss, liability or cost which HTIHL determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of this Deed, the Promissory Note and/or the Security Document.

(b)     Paragraph (a) above shall not apply:

        (i) with respect to any Tax assessed on HTIHL under the law of the jurisdiction in which HTIHL is incorporated or, if different, the jurisdiction (or jurisdictions) in which HTIHL is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by HTIHL; or

        (ii) to the extent a loss, liability or cost is compensated for by an increased payment under Clause 4.2 (Tax gross-up).

4.4     TAX CREDIT

        If the Guarantor makes a Tax Payment and HTIHL determines that:

        (a) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

        (b)     HTIHL has obtained, utilised and retained that Tax Credit,

        HTIHL shall pay an amount to the Guarantor which HTIHL determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor.

4.5     STAMP TAXES

        The Guarantor shall pay and, within three Business Days of demand, indemnify HTIHL against any cost, loss or liability HTIHL incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

5       INDEMNITIES SEPARATE

        Each indemnity in each of this Deed, the Promissory Note and the Security Document shall:

        (a) constitute a separate and independent obligation from the other obligations in this Deed, the Promissory Note and the Security Document;

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        (b)     give rise to a separate and independent cause of action;

        (c)     apply irrespective of any indulgence granted by HTIHL;

        (d) continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under any of this Deed, the Promissory Note and the Security Document or any other judgment or order; and

        (e) apply whether or not any claim under it relates to any matter disclosed by the Guarantor or otherwise known to HTIHL or HWL.

6       UNDERTAKING

        The Guarantor undertakes as a separate and distinct obligation for the benefit of HTIHL that the Guarantor shall procure that the Borrower shall at all times be a direct or indirect wholly owned subsidiary of the Guarantor and that the Borrower is, and shall at all times remain, a special purpose vehicle, which does not carry on any trade or activity whatsoever other than acting as a pure holding company for the Sale Shares, the subject of the Security Document (and acting as the registered (but not beneficial) owner of a single share in five other wholly owned subsidiaries of the Guarantor) and has not incurred any liabilities other than immaterial administrative fees and expenses.

7       COSTS AND EXPENSES

7.1     TRANSACTION EXPENSES

        To the extent not paid by the Borrower, the Guarantor shall promptly on demand pay HTIHL the amount of all costs and expenses payable by the Borrower pursuant to Clause 17.1 (Transaction Expenses) of the Security Document.

7.2     ENFORCEMENT COSTS

        To the extent not paid by the Borrower, the Guarantor shall, within three Business Days of demand, pay to HTIHL the amount of all costs and expenses (including legal fees) incurred by HTIHL in connection with the enforcement of, or the preservation of any rights under, this Deed, the Promissory Note and/or the Security Document.

8       GOVERNING LAW AND ENFORCEMENT

8.1     GOVERNING LAW

        This Deed is governed by English law.

8.2     SERVICE OF PROCESS

        Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

        (a) irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, England EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed, the Promissory Note and/or the Security Document; and

        (b) agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

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9       RIGHTS, AMENDMENTS, WAIVERS AND DETERMINATIONS

9.1     AMBIGUITY

        Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to this Deed, the terms of this Deed shall prevail.

9.2     REMEDIES AND WAIVERS

        No failure to exercise, nor any delay in exercising, on the part of HTIHL any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

9.3     AMENDMENTS AND WAIVERS

        Any term of this Deed may be amended or waived only with the consent of HTIHL and the Guarantor.

9.4     CERTIFICATES AND DETERMINATIONS

        Any certification or determination by HTIHL under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

10      PARTIAL INVALIDITY

        If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

This Deed has been delivered on the date stated at the beginning of this Deed.

THE GUARANTOR

Address:   2005A Nile City Towers - South Tower
           Cornish El Nile
           Ramlet Beaulac - 11221
           Cairo
           Egypt

Fax No:    202 461 5055

Attention: Mr Naguib Sawiris

With a copy to the Guarantor at: Address:  2005A Nile City Towers - South Tower
           Cornish El Nile
           Ramlet Beaulac - 11221
           Cairo
           Egypt

Fax No:    202 461 5165

Attention: Legal Department

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                        EXECUTION PAGE FOR GUARANTEE DEED

SIGNED as  a DEED on behalf of ORASCOM TELECOM
HOLDINGS S.A.E. incorporated in the Arab Republic           /s/ Naguib Sawiris
of Egypt by NAGUIB SAWIRIS                                 --------------------
who, in accordance with the laws of that territory,
is (or are) acting under the authority of that
company.

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